Exhibits 99.1

For more information contact: Jerry Mueller, Senior Vice President (314) 512-7251 Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE BANK & TRUST ACQUIRES DEPOSITS AND LOANS OF LEGACY BANK IN ARIZONA

St. Louis, January 7, 2011. Enterprise Bank & Trust, a subsidiary of Enterprise Financial Services Corp (NASDAQ: EFSC), announced that it has entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits and certain assets, including trust assets, of Legacy Bank in Scottsdale, Arizona. As part of the transaction, Enterprise and the FDIC have entered into a loss sharing agreement whereby the FDIC will reimburse Enterprise for certain losses incurred on the assets acquired.

At September 30, 2010, Legacy reported assets of approximately $150.6 million, loans of approximately $109.7 million, other real estate owned of approximately $15.1 million and deposits of approximately $125.9 million.

Legacy Bank's two Scottsdale branches will open on Monday, January 10, 2011 as branches of Enterprise Bank & Trust. Legacy Bank's depositors will automatically become depositors of Enterprise Bank & Trust and their deposits will continue to be insured by the FDIC to the maximum permitted by law. Legacy Bank’s trust clients will also become clients of Enterprise Bank & Trust.

Depositors of Legacy can access their money by writing checks or using ATM or debit cards. Checks drawn on Legacy Bank will continue to be processed and loan customers should continue to make their payments as usual. Customers can continue to bank as they normally do.

“We are delighted to welcome Legacy Bank's clients to Enterprise Bank & Trust,” said Jack Barry, Arizona Market President for Enterprise. “Customers can be assured that their deposits are safe and readily accessible. We look forward to working with our newest Arizona clients and building strong, long term relationships with them.”

Peter Benoist, President and CEO of Enterprise Financial, commented “This is our third FDIC transaction in Arizona, demonstrating our commitment to the Phoenix market and our enthusiasm for the growth potential it represents for Enterprise. Our Arizona assets now approach $400 million, up from $30 million in just a year's time.”

Benoist continued, “This transaction will not materially change our regulatory capital ratios and we anticipate that it will add approximately $0.15 to $0.20 to Enterprise’s 2011 earnings per share.”

Enterprise entered the Phoenix market with a loan production office in early 2008. Its other Phoenix area branches are located on E. Camelback Road at 39th Street in the Camelback Corridor and on N. Litchfield Road, north of I-10 in Phoenix's West Valley.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2009 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.